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                                 KUTAK ROCK LLP

                                  [LETTERHEAD]


                               February 13, 2001


Summit Securities, Inc.
601 West First Avenue
Spokane, Washington 99201-5015


     Re:  Certain Federal Income Tax Issues


Ladies and Gentlemen:

     We have acted as special tax counsel to you in connection with the filing of a registration statement on Form S-2, including a related Prospectus, under the Securities Act of 1933, as amended (the "Act"). The registration statement will be filed with the Securities and Exchange Commission (the "Commission") in connection with a proposed offering by you of $20,000,000 Preferred Stock, Series T and $30,000,000 Preferred Stock, Series R (collectively referred to as the "Preferred Stock"). Such registration statement, as amended, and the Prospectus on file with the Commission at the time such registration statement becomes effective (including financial statements and schedules, exhibits and all other documents filed as a part thereof or incorporated therein) are herein called, respectively, the "Registration Statement" and the "Prospectus."

     You have requested our opinion concerning whether the Preferred Stock will be characterized as equity in you for federal income tax purposes. Our opinion is based on the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder (the "Regulations") and interpretations thereof by the Internal Revenue Service (the "Service") and the courts having jurisdiction over such matters, each as of the date hereof. The opinion set forth herein is also based upon certain assumptions and representations described below. There can be no assurance that the Code or the Regulations will not be amended or that interpretations of the Service or the courts will not change in a manner which would preclude us from rendering a similar opinion in the future. Moreover, any such changes in the Code, the Regulations or the interpretations thereof may have retroactive effect. Because our opinion is not binding upon the Service or the courts, there can be no assurance that contrary positions may not be asserted by the Service and adopted by the courts.

     This opinion further is based in part upon the facts and circumstances of your operations and the issuance of the Preferred Stock. In the event such matters differ from your representations concerning the foregoing or the descriptions of operations or the issuance of the Preferred Stock set forth in the Registration Statement and the Prospectus, our conclusions could differ from those set forth herein.
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KUTAK ROCK LLP
February 13, 2001
Page 2


                        I. DOCUMENTS AND REPRESENTATIONS

     In connection with rendering the opinion set forth herein, we have examined and relied upon such documents as we believe necessary, including, but not limited to, the Registration Statement and the Prospectus.

     In addition, we have assumed the authenticity of all original documents, the accuracy of copies and the genuineness of signatures, and that the forms of documents supplied to us are substantially identical to those documents which will be executed by you or for your benefit. In this regard, you should note that we have reviewed only those documents which appeared relevant to the opinion set forth herein and have not undertaken a review of any other documents or matters. In addition, we have not independently verified any of the information described in the foregoing documents or in the following representations.

                                   II. OPINION

     Section 385 of the Code authorizes the promulgation of Regulations to determine whether an interest in a corporation is to be treated as stock or indebtedness. However, all Regulations promulgated thereunder that have been issued have subsequently been withdrawn. Thus, the analysis of the character of an instrument will be based upon existing judicial and administrative precedent. Such precedent describes a number of criteria to be considered in determining the federal income tax characterization of an instrument.

     In ZILKHA & SONS, INC. V. COMMISSIONER, 52 TC 607 (July 2, 1969), the court considered the federal income tax characterization of certain cumulative preferred stock. In that case a corporation issued the preferred stock to the taxpayer. In order to provide some assurance of payment to the taxpayer, the preferred stock would be permitted to vote in certain circumstances. In addition, the parent of the corporation agreed to loan funds to the issuer the proceeds of which would be used for, among other things, the payment of dividends on the preferred stock.

     In considering the characterization of preferred stock, the court stated that the investment and all the surrounding circumstances must be examined to establish the substance of the relationships. Although no one factor is determinative regarding the characterization of an instrument as equity or debt, several principal factors must be evaluated. The principal factors include: (1) the intention of the parties; (2) whether there is an unconditional right to receive a repayment of investment principal by a fixed date; (3) whether there is a certainty of receiving earnings with respect to the investment of principal; (4) whether the rights of the holders of the instrument are subordinated to general creditors of the corporation; and (5) the economic substance of the transaction. The court noted that notwithstanding the foregoing safeguards, the taxpayer assumed a substantial element of risk of nonpayment in acquiring the preferred stock and concluded that the preferred stock would be treated as equity for federal income tax purposes.
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KUTAK ROCK LLP
February 13, 2001
Page 3


     In Revenue Ruling 90-27, 1990-1 C.B. 50, (Jan. 01, 1990), the Service considered the characterization of certain variable rate preferred stock. The preferred stock contained an initial dividend rate set by the company at the time of issue, but the rate was subject to be reset under a prearranged schedule pursuant to a "dutch auction." In a dutch auction, orders to purchase or sell the preferred stock are submitted through registered broker-dealers to a designated auction agent. In each auction, existing holders that wish to increase the number of shares held and potential new holders bid to purchase shares offered for sale. Therefore, each bid consists of a proposed dividend rate at which the bidder is willing to purchase the offered shares at a price equal to the liquidation preference. The lowest dividend rate bid that enabled all the shares offered for sale to be sold to potential purchasers was the rate that applies to all shares for the next dividend period. The preferred stock also contained a provision which would permit the issuer to redeem part or all of the preferred shares at any time at par plus accrued but unpaid dividends. However, the holder of the preferred stock could not compel redemption. Also, in the event of liquidation, the claims of holders of the preferred stock were subordinate to the claims of the issuer's creditors.

     In determining the federal income tax treatment of the instrument, the Service considered the various legal rights which accrued to it's holder. The Service determined that the instrument was preferred stock because: (1) the taxpayer had no right to receive a sum certain either on demand or on a specified date; (2) the rights of the taxpayer were subordinate to the claims of other creditors; (3) the taxpayer could not compel the corporation to redeem the stock, but the issuer could redeem the stock at any time; and (4) the taxpayer's receipt of dividends was dependent upon dividends being declared by the issuer and paid out of legally available funds.

     Based upon the foregoing and subject to the qualifications set forth above, and assuming (i) that the Registration Statement has become effective under the Act and (ii) that all required actions are taken and conditions satisfied with respect to the offering of the Preferred Stock as specified in the Prospectus, we are of the opinion that, as of the date hereof, the Preferred Stock will be characterized as equity in you for federal income tax purposes.

     The opinion set forth herein is rendered only to you and is solely for your benefit. Please be advised that we have rendered no opinion, except as expressly set forth above, with regard to any other federal income tax or other tax issue associated with you or the Preferred Stock. In particular, we urge potential holders of Preferred Stock to consult their own tax advisors regarding the application of various provisions of the Code, such as Sections 243 and 1059(f) to the acquisition and ownership of the Preferred Stock. We disclaim any obligation to update this opinion letter for events occurring or coming to our attention after the date hereof.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name in the Registration Statement. In giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission promulgated pursuant thereto.


                                       Very truly yours,

                                       /s/ Kutak Rock LLP